Cyan Announces Pricing of $50.0 Million Offering of Convertible Senior Secured Notes and Warrants to Purchase Common Stock
PETALUMA, Calif., December 5, 2014 (BUSINESS WIRE) -- Cyan, Inc. (NYSE:CYNI) today announced the pricing of $50.0 million aggregate principal amount of its 8.0% Convertible Senior Secured Notes due 2019 and related warrants to purchase 11.25 million shares of the Company’s common stock to be issued to qualified institutional buyers and accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). In connection with this offering, the Company has the option to issue up to an additional $10.0 million in aggregate principal amount of notes and related warrants within 13 days of the original issuance date. The warrants will expire on December 15, 2017 and will be exercisable on or after January 15, 2016. Certain existing stockholders and officers have agreed to purchase $17.0 million of notes and related warrants.
The sale of the notes and related warrants is expected to settle on December 12, 2014, subject to customary closing conditions, and is expected to result in approximately $46.6 million in net proceeds to the Company after deducting estimated offering expenses payable by the Company (assuming no additional notes and related warrants are issued).
The Company expects to use approximately $3.8 million of the net proceeds from the offering to repay in full all amounts outstanding under its existing credit facility. In addition, the Company will deposit $12.0 million into an escrow account to fund, when due, the first six scheduled semi-annual interest payments on the notes. The Company expects to use the remaining net proceeds for general corporate purposes, including for working capital and capital expenditures.
The Notes
The Notes will bear interest at a rate of 8.0% per year and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2015. The Notes will mature on December 15, 2019, subject to earlier repurchase, redemption or conversion. The notes will be secured by a first-priority lien on substantially all of the Company’s assets, subject to permitted liens and certain excluded assets.
The initial conversion rate for the Notes is 409.3998 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $2.44 per share). Except in the case of certain specified corporate events, the notes will not be convertible prior to January 15, 2016. Thereafter, until the close of business on June 15, 2019, the notes will only be convertible under certain circumstances. On and after June 15, 2019, the notes may be converted at any time prior to maturity. Unless and until the Company obtains stockholder approval to issue additional shares, it will be required (i) to settle all conversions of notes (other than those purchased by existing stockholders and officers) by paying cash in an amount of at least up to the principal amount of notes converted and any combination of cash or shares of common stock for the conversion value in excess of the principal amount, if any, subject to a share cap and (ii) to settle notes purchased by existing stockholders and officers solely in cash. Upon conversion, in certain circumstances, the Company will also make an interest make-whole payment. The last reported sale price of the Company’s common stock on December 4, 2014 was $2.07 per share.
The Company may not redeem the notes prior to December 20, 2017. On or after December 20, 2017, the Company may redeem the notes at a redemption price equal to the principal amount of notes to be redeemed, plus accrued and unpaid interest, to, but excluding, the redemption date if the last reported sale price of its common stock for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending within three trading days prior to the date notice of redemption is delivered is at least 140% of the conversion price of the notes on each applicable trading day.
In the event that the Company undergoes a fundamental change, the holders may require the Company to purchase for cash all or any portion of the notes at a purchase price equal to the principal amount of the notes to be purchased plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. The Company will also increase the conversion rate, in certain circumstances, if a holder elects to convert notes in connection with a fundamental change or a redemption of notes.
The Related Warrants
Each purchaser of notes will receive warrants to purchase 225 shares of common stock for each $1,000 principal amount of notes purchased. The exercise price per share of common stock purchasable upon exercise of the warrants is $3.62 per share of common stock, which represents an approximately 75% premium to the Company’s closing stock price on December 4, 2014. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Company’s common stock and also upon any distributions of assets, including cash, stock or other property to the Company’s stockholders.
The warrants are exercisable at any time on and after January 15, 2016 and expire on December 15, 2017. Notwithstanding the foregoing, unless and until the Company has obtained the requisite stockholder approvals, the Company will be required to cash settle any exercises of the warrants determined according to the formula set forth in the warrants.
None of the foregoing securities have been, nor will be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

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